Exhibit 10.3

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

DATED AS OF JULY 17, 2017

BETWEEN

VORNADO REALTY TRUST

AND

JBG SMITH PROPERTIES

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	ARTICLE V
	INTELLECTUAL PROPERTY

Section 5.01.	Recipient Intellectual Property	10
Section 5.02.	Provider Intellectual Property	10

	ARTICLE VI
	REMEDIES AND LIMITATION OF LIABILITY

Section 6.01.	Remedies	10
Section 6.02.	Limitation of Liability	11

	ARTICLE VII
	INDEMNIFICATION

Section 7.01.	General	12
Section 7.02.	Indemnification Procedures	12

	ARTICLE VIII
	INDEPENDENT CONTRACTOR

	ARTICLE IX
	COMPLIANCE WITH LAWS

	ARTICLE X
	TERM AND TERMINATION

Section 10.01.	Term	13
Section 10.02.	Termination of this Agreement	13
Section 10.03.	Effect	14

	ARTICLE XI
	NOTICES

	ARTICLE XII
	DISPUTE RESOLUTION

Section 12.01.	Dispute Resolution	15

	ARTICLE XIII
	MISCELLANEOUS

Section 13.01.	Amendment	16
Section 13.02.	Waiver	16
Section 13.03.	Governing Law; Jurisdiction	16
Section 13.04.	Assignability	16
Section 13.05.	Subcontracting	17

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into and effective as of July 17, 2017 (the “Effective Date”), by and between Vornado Realty Trust, a Maryland real estate investment trust (“Provider”), and JBG SMITH Properties, a Maryland real estate investment trust (“Recipient”). Provider and Recipient may each be referred to herein as a “Party,” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, Provider, as general partner of its operating partnership, Vornado Realty L.P. (“VRLP”), has determined that it is in the best interests of VRLP to distribute to Provider and the other holders of common limited partnership units of VRLP all of the common limited partnership interests in JBG SMITH Properties LP (“JBG SMITH LP”), a newly formed company that will hold, directly or indirectly, certain assets and liabilities associated with Provider’s Washington D.C. real estate portfolio, and the board of trustees of Provider has determined that it is in the best interests of Provider to (i) contribute to Recipient all of the common limited partnership interests in JBG SMITH LP it receives in the distribution by VRLP in exchange for common shares of Recipient and (ii) distribute to holders of Provider common shares all of the common shares of Recipient to be received by Provider in exchange for such contribution (the “Separation”);

WHEREAS, Provider, VRLP, JBG SMITH LP and Recipient have entered into that certain Separation and Distribution Agreement, dated as of July 17, 2017 (the “Separation Agreement”), to carry out, effect, and consummate the Separation; and

WHEREAS, the Parties have agreed that Provider will, or will cause one or more of its Subsidiaries (as defined below) to, provide to Recipient or one or more of its Subsidiaries, and Recipient and/or its Subsidiaries will receive, the transition services described in Article I on a transitional basis following the Separation and in accordance with the terms of, and subject to, the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01.                                    General. In accordance with the provisions hereof, Provider shall provide, or cause to be provided, to Recipient and/or its Subsidiaries, and Recipient and/or its Subsidiaries shall receive, the services described in Schedule A attached hereto, (each such service, a “Service” and, collectively, the “Services”).  Schedule A may be amended from time to time by written agreement of the Parties. For purposes of this Agreement, a “Subsidiary” of any Party means a corporation or other entity of which at least a majority of the voting power or value of equity securities is owned, directly or indirectly, by such Party;  for the avoidance of doubt, “Subsidiary” shall include VRLP, when used with respect to Provider, and JBG SMITH LP, when used with respect to Recipient.

Section 1.02.                                    Quality of Services. Provider shall perform the Services (i) in a workmanlike and professional manner, (ii) with the same degree of care as it exercises in performing its own functions of a like or similar nature and to a standard that is materially consistent to that provided by Provider with respect to Provider’s business during the twelve (12) months immediately prior to the Separation, (iii) utilizing persons of suitable experience, training and skill, and (iv) in a timely manner in accordance with the provisions of this Agreement.

Section 1.03.                                    Level of Service. The Service levels requested by Recipient (the “Service Levels”) shall be as set forth in Schedule A.  Subject to Section 1.10, Service Levels may not be increased, including the enhancement of any Services or addition of any new Services, without the written agreement of the Parties.

Section 1.04.                                    Duration of Services. Subject to the terms of this Agreement, Provider will provide (or cause to be provided) the Services to Recipient until the earlier of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service set forth in Schedule A (as may be extended in accordance with the terms of this Agreement), or (ii) the date upon which such Service is terminated under Section 10.02; provided, however, that Recipient shall use its commercially reasonable efforts in good faith to transition from using the Services during the term of this Agreement; and provided, further, that to the extent that Provider’s ability to provide a Service is dependent on the continuation of a related Service (and such dependence is reflected on Schedule A (including any amendments to Schedule A in connection with a New Service pursuant to Section 1.11 or an amendment pursuant to Section 1.12)), as the case may be, Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such related Service.

Section 1.05.                                    Third-Person Services. Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement may be provided to Recipient by third Persons (as defined below) designated by Provider (“Third-Party Service Providers”) provided that (i) such Third-Party Service Provider as of the Effective Time is providing the applicable services to Provider or to Recipient (whether directly or through Provider), (ii) Provider engages such Third-Party Service Provider to provide to Provider one or more of the same or similar services as are being provided to Recipient under this Agreement or (iii) Recipient consents in writing. A “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or other entity. To the extent so provided, Provider shall use commercially reasonable efforts to cause such Third-Party Service Providers to continue to provide such Services to Recipient, consistent with the manner in which such Services had been provided historically to Recipient; provided, however, that if any such Third-Party Service Provider notifies Provider or its Subsidiaries that it is unable or unwilling to provide any such Services, Provider shall promptly notify Recipient in writing, and shall use its commercially reasonable efforts to determine the manner in which such Services can best be provided, and, if there is any change to the Services provided as a result, including the level or cost thereof, Provider and Recipient shall negotiate in good faith to amend Schedule A as appropriate.

Section 1.06.                                    Responsible Personnel. The Parties shall each designate a point of contact for each Service listed in Schedule A to whom any questions related to the Services provided may be directed. The personnel (including Third-Party Service Providers) who will provide the Services for and on behalf of Provider shall be (a) the Persons so designated by the Parties in writing on or prior to the date of this Agreement whether on Schedule A or otherwise and (b) the Persons agreed by the Parties in writing after the date of this Agreement (the Persons described in clauses (a) and (b) the “Transition Team”). From time to time after the date of this Agreement, so long as there is no resulting increase in costs, or decrease in the level of service for Recipient, Provider will have the right, in its reasonable discretion, to (i) designate which of its personnel will be involved in providing Services to Recipient, and (ii) remove and replace any such personnel, provided, that Provider may remove existing personnel from the Transition Team who are providing significant Services to Recipient or its Subsidiaries only with the prior written consent of Recipient or if such personnel are no longer employed by Provider or its affiliates (which, for the avoidance of doubt, does not include Provider terminating the engagement of a Third-Party Service Provider unless Provider also terminates the provision of services by such Third-Party Provider to Provider) or such personnel or such Third-Party Service Provider become unable to perform the applicable Services for reasons outside the control of Provider and its affiliates. To the extent that any Provider personnel who is performing Services hereunder leaves the employ of Provider, becomes disabled or otherwise becomes unavailable to perform the Services for reasons outside the control of Provider or its affiliates, the Parties shall cooperate in good faith to determine how to provide replacement Services to Recipient. Provider will use its commercially reasonable efforts to limit disruption of the provision of Services to Recipient in the transition of any Services to different personnel.  In the event that the provision of any Service by Provider requires the cooperation and services of applicable personnel of Recipient, Recipient will make available to Provider such personnel as may be necessary for Provider to provide such Service. Recipient will have the right, in its reasonable discretion, to (i) designate which of its personnel it will make available to Provider in connection with the receipt of such Service, and (ii) remove and replace any such personnel, so long as there is no resulting increase in costs to Provider in providing such Service or adverse effect on Provider’s ability to provide such Service; provided, however, that Recipient will use its commercially reasonable efforts to limit disruption of the provision of services by Provider in the transition of such personnel.

Section 1.07.                                    Consultation. The Parties agree to review Schedule A and the Services provided thereunder no less often than quarterly to discuss the Services and Service Levels provided during the preceding quarter and expected to be provided during the subsequent quarter.

Section 1.08.                                    Monitoring and Reports; Books and Records; Audit Right.

(a)                                 Provider shall maintain books and records in reasonable and customary detail pertaining to the provision of Services pursuant to this Agreement. Provider shall make such books and records available for inspection by Recipient, or its authorized representatives, during normal business hours and upon reasonable notice, and shall retain such books and records for periods consistent with the retention policies applicable to Provider’s business.

(b)                                 Upon thirty (30) days’ advance written notice to Provider, Recipient may audit (or cause an independent third Person auditor to audit), during regular business hours and in a manner that complies with the confidentiality, building and security requirements of Provider, the books, records and facilities of Provider pertaining to the provision of Services pursuant to this Agreement to the extent necessary to determine Provider’s compliance with this Agreement or as may otherwise be required to ensure compliance with applicable laws or regulations. Recipient shall have the right to audit such books, records and facilities of Provider until the end of the sixth (6th) month after the termination of this Agreement, provided Recipient may only audit once in any twelve (12)-month period (or on other occasions to the extent agreed to by the Parties). Any audit under this Section 1.08(b) shall not interfere unreasonably with the operations of Provider. Recipient shall reimburse Provider for any reasonable, documented, out-of-pocket costs incurred in connection with such audit unless the amount of the overcharge or overpayment disclosed by such audit exceeds $25,000 with respect to one or more of the following categories, each considered separately from the others: (i) the Services set forth on Schedule A under the heading “Information Technology” or (ii) all other Services set forth on Schedule A. The amount of any overcharge or overpayment disclosed in an audit shall be promptly refunded to Recipient, and the amount of any undercharge or underpayment disclosed in an audit shall be promptly paid by Recipient to Provider.

Section 1.09.                                    Changes to Services. It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature and/or quality of any Service provided to Recipient to the extent Provider is making a similar change in the performance of the same services provided by or on behalf of Provider to itself and its Subsidiaries; provided that any such modification, change or enhancement will not reasonably be expected to negatively affect such Service (including the timing, scope or nature thereof) in any material respect. Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications, changes or enhancements (but in no event less than thirty (30) days’ notice).

Section 1.10.                                    Service Increases. After the date of this Agreement, if (i) Recipient requests, or Provider reasonably determines that Recipient’s business requires, that Provider increase, relative to historical levels prior to the Separation, the volume, amount, level or frequency, as applicable, of any Service provided by Provider, and (ii) such increase is reasonably determined by Recipient as necessary for Recipient to operate its businesses (such increase, a “Service Increase”), then Provider shall provide such Service Increase in accordance with such request and subject to the Parties agreeing to an amendment to Schedule A to address such Service Increase; provided, however, that Provider shall not be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such Service Increase or if the provision of such Service Increase would significantly disrupt the operation of its own business. In connection with any request for a Service Increase in accordance with this Section 1.10, the Parties shall in good faith negotiate the terms of an amendment to Schedule A, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service.

Section 1.11.                                    New Services.

(a)                                 From time to time during the term of this Agreement, Recipient may request that Provider provide additional or different services which Provider is not expressly obligated to provide under this Agreement (“New Services”). Provider shall consider such requests in good faith and shall use commercially reasonable efforts to provide any such New Services; provided, however, that Provider shall not be obligated to provide any New Services if it does not, in its reasonable judgment, have adequate resources to provide such New Services or if the provision of such New Services would significantly disrupt the operation of its own business, or if, after negotiations between the Parties pursuant to Section 1.11(b), the Parties fail to reach an agreement with respect to the terms (including the Service Fees and Expenses (as defined below)) applicable to the provision of such New Services.

(b)                                 In connection with any request for New Services, except as otherwise provided in Section 1.11(a), the Parties shall in good faith (i) negotiate the applicable Service Fee and the terms of an amendment to Schedule A, which amendment shall describe in reasonable detail the nature, scope, service period(s), termination provisions, the applicable Service Fee and other terms applicable to such New Services, and (ii) determine any costs and expenses, including any start-up costs and expenses that would be incurred by Provider, in connection with the provision of such New Services, which costs and expenses shall be borne solely by Recipient to the extent reflected on the amended Schedule A.

Section 1.12.                                    Amendments to Schedule A. Each amendment to Schedule A, as agreed to in writing by the Parties, shall be deemed part of this Agreement and any changes to Services, Service Increases, unintentionally omitted services and/or New Services set forth therein shall be subject to the terms and conditions of this Agreement.

ARTICLE II
COMPENSATION; BILLING

Section 2.01.                                    Service Fees. In consideration for providing the Services, Provider will charge Recipient the fees indicated for each Service listed in Schedule A (each, a “Service Fee” and collectively, the “Service Fees”).

Section 2.02.                                    Expenses. Except to the extent provided otherwise in Schedule A, in addition to the Service Fee, Provider shall also be entitled to charge Recipient for any reasonable, documented, out-of-pocket costs and expenses incurred by Provider in providing the Services (“Expenses”); provided that Expenses (other than reasonable travel costs) greater than $25,000 in the aggregate that are not otherwise identified on Schedule A must be pre-approved in writing by Recipient.

Section 2.03.                                    Taxes. In addition to any amounts otherwise payable by Recipient pursuant to this Agreement, Recipient shall pay, be responsible, and promptly reimburse Provider, for any sales, use, value added, goods and services, excise, transfer, recording or similar taxes, including any interest, penalties or additional amounts imposed with respect thereto, imposed with respect to, or in connection with, the provision of Services or payment of any Service Fees hereunder.

Section 2.04.                                    Invoices. Within thirty (30) days after the end of each calendar month, Provider shall send Recipient an invoice that includes in reasonable detail, with such supporting documentation as Recipient may reasonably request, the Service Fees and Expenses due for Services provided to Recipient for such month. Payments of invoices shall be made by check or wire transfer of immediately available funds to one or more accounts specified in writing by Provider. Payment shall be made within thirty (30) days after the date of receipt of Provider’s invoice. All amounts payable to Provider hereunder shall be paid without set-off, deduction, abatement or counterclaim. Recipient may dispute an invoice by providing written notice of such dispute and the basis therefor to Provider. Recipient shall pay any undisputed portion of an Invoice in accordance herewith.

Section 2.05.                                    Payment Delay; Finance Charges.

(a)                                 If Recipient fails to make any payment or payments that exceed $100,000 individually or in the aggregate within thirty (30) days of the date such payment was due to Provider with respect to one or more Services and has not disputed the applicable payment or payments, Provider shall have the right, at its sole option, upon ten (10) business days’ prior written notice (such notice, a “Suspension Notice”), to suspend performance of such Service or Services until payment has been received.

(b)                                 If Recipient fails to make any payment within thirty (30) days of the date such payment was due to Provider, a finance charge of five percent (5%) per annum, payable from the date of the invoice to the date such payment is received and levied upon the balance of any such payment, shall be due and payable to Provider. In addition, subject to Section 2.05(c), Recipient shall indemnify Provider for its costs, including reasonable attorneys’ fees and disbursements incurred to collect any unpaid amount.

(c)                                  Recipient shall not be liable for the payment of any finance charges or attorneys’ fees and disbursements pursuant to this Section 2.05, and Provider shall not be authorized to suspend performance pursuant to this Section 2.05, to the extent, but only to the extent, that Recipient is in good faith disputing Service Fees or Expenses incurred under Sections 2.01 and 2.02.

Section 2.06.                                    No Right to Set-Off. Recipient shall pay the full amount of all Service Fees and shall not set off, counterclaim or otherwise withhold any amount owed to Provider under this Agreement on account of any obligation owed by Provider to Recipient (other than agreed-upon credits, as contemplated herein).

ARTICLE III
COOPERATION AND CONSENTS

Section 3.01.                                    General. Each Party shall reasonably cooperate with and provide assistance to the other Party in carrying out the provisions of this Agreement. Such cooperation shall include, but not be limited to, exchanging information, providing access to electronic systems used in connection with the Services, making adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, that neither Party shall be required to disclose confidential, proprietary, privileged or competitively sensitive information to the other Party.

Section 3.02.                                    Transition. At the request of Recipient in contemplation of the termination of any Services hereunder, in whole or in part, Provider shall cooperate with Recipient, at Recipient’s expense, in transitioning such Services to Recipient or to any Third-Party Service Provider designated by Recipient.

Section 3.03.                                    Consents. Provider will use commercially reasonable efforts to obtain, and to keep and maintain in effect, any third-Person licenses and consents necessary to provide the Services (the “Consents”). The costs relating to obtaining any such licenses or Consents obtained solely for the benefit of Recipient shall be borne by Recipient; provided that Provider shall not incur any such costs without the prior written consent of Recipient. If any such consent is not obtained or maintained, Provider shall promptly notify Recipient in writing, and the Parties will reasonably cooperate with one another to achieve a reasonable alternative arrangement with respect thereto.

ARTICLE IV
CONFIDENTIALITY

Section 4.01.                                    Recipient Confidential Information. From and after the Effective Date, subject to Section 4.04, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Provider shall not, and shall cause its affiliates and its own and its affiliates’ officers, trustees, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives (collectively, “Representatives”), to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than to Recipient and its affiliates (collectively, the “Recipient Group”) and their respective Representatives, and to Provider and its affiliates (collectively, the “Provider Group”) and their respective Representatives who reasonably need to know such information in connection with the provision of Services under this Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person (other than members of the Recipient Group), any Recipient Confidential Information (as defined below).  For the purposes of this Agreement, “Group” shall mean the Provider Group or the Recipient Group, as the context requires. If any disclosures are made by members of the Recipient Group to members of the Provider Group in connection with the provision of Services under this Agreement, then the Recipient Confidential Information so disclosed shall be used by the Provider Group only as required to perform the Services. Provider shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Recipient Confidential Information by any member of the Provider Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Recipient Group that is furnished to, or in possession of, any member of the Provider Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Provider Group, that contain, or otherwise reflect, such information, material or documents is hereinafter referred to as “Recipient Confidential Information.” Recipient Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the Provider Group or its Representatives not otherwise permissible hereunder, (ii) Provider can demonstrate was or became available to the Provider Group from a source other than the Recipient Group or its Representatives, or (iii) is developed independently by the Provider Group without reference to the Recipient Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Provider to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Recipient Group with respect to such information.  The Parties acknowledge and agree that, from and after the Effective Time (as defined in the Separation Agreement), all information about the DC Business (as defined in the Separation Agreement) shall be Recipient Confidential Information for purposes of this Agreement.

Section 4.02.                                    Provider Confidential Information. From and after the Effective Date, subject to Section 4.04, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Recipient shall not, and shall cause the members of the Recipient Group and their respective Representatives to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than members of the Provider Group and its Representatives, or members of the Recipient Group and its Representatives, who reasonably need to know such information in connection with the provision of services under this Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person (other than members of the Provider Group), any Provider Confidential Information (as defined below). If any disclosures are made by members of the Provider Group to members of the Recipient Group in connection with the provision of Services under this Agreement, then the Provider Confidential Information (as defined below) so disclosed shall be used by the Recipient Group only as required to receive the Services. Recipient shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Provider Confidential Information by any member of the Recipient Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted (except as set forth in the last sentence of Section 4.01), or proposed to be conducted, by the Provider Group that is furnished to, or in possession of, any member of the Recipient Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Recipient Group, that contain, or otherwise reflect, such information, material or documents, is hereinafter referred to as “Provider Confidential Information,” and, together with the Recipient Confidential Information, “Confidential Information.” Provider Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Recipient Group or its Representatives not otherwise permissible hereunder, (ii) Recipient can demonstrate was or became available to the Recipient Group from a source other than the Provider Group or its Representatives, or (iii) is developed independently by the Recipient Group without reference to the Provider Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Recipient to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Provider Group with respect to such information.

Section 4.03.                                    Limitations on Confidential Information. For the duration of this Agreement, Provider agrees that access to Recipient Confidential Information that is received from any member of the Recipient Group during the course of the performance of this Agreement shall be (i) limited to only those employees of the Provider Group that are providing Services under this Agreement and who have been informed of the obligations and restrictions under this Article IV; (ii) used only for the purpose of providing Services pursuant to this Agreement; and (iii) shall otherwise be kept strictly confidential by all members of the Provider Group, except that Provider may share, to the extent necessary to provide Services pursuant to this Agreement, such information to any member of the Provider Group or to any third Person who may have a need to know such information for purposes of providing the Services; provided, that any such member of the Provider Group or Third-Party Service Provider shall have agreed to be bound by this Article IV and Provider shall be liable for any breaches of this Article IV by any member of the Provider Group or Third-Party Service Provider. Notwithstanding anything in this Section 4.03 to the contrary, the obligations under this Section 4.03 shall not apply to (i) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by any member of the Provider Group or (ii) information that becomes available to any member of the Provider Group on a non-confidential basis from a source other than any member of the Recipient Group; provided, that such source is not known by any member of the Provider Group, after reasonable inquiry, to be subject to an obligation of confidentiality or other obligation of secrecy to Recipient.

Section 4.04.                                    Required Disclosure. Either Party may disclose Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal, regulatory or self-regulatory process (including to the extent requested by any governmental authority, stock exchange or other self-regulatory organization in connection with any such law or legal, regulatory or self-regulatory process), including any tax audit or litigation. If either Group, or any third Person with whom Provider has shared Recipient Confidential Information received from any member of the Recipient Group during the course of the performance of this Agreement, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any governmental authority, stock exchange or other self-regulatory organization or pursuant to applicable law, to disclose or provide any Confidential Information, the Party or third Person receiving such request or demand shall use commercially reasonable efforts to provide the Party whose Confidential Information is subject to such request or demand with written notice of such request or demand as promptly as practicable, under the circumstances, so that such relevant Party shall have an opportunity to seek an appropriate protective order. The Party or third Person receiving such request or demand agrees to take, and to cause its Representatives to take, at the expense of the Party whose Confidential Information is subject to such request or demand, all other reasonable steps necessary to obtain confidential treatment of the Confidential Information in question. Subject to the foregoing, the Party or third Person that receives such a request or demand may thereafter disclose or provide Confidential Information, to the extent required by law (as so advised by counsel), or by lawful process of such governmental authority, stock exchange or other self-regulatory organization.

Section 4.05.                                    Third-Person Confidential Information. Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons (such information, “Third-Person Confidential Information”) that was received under confidentiality or non-disclosure agreements with such third Persons. Each Party agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence, any Third-Person Confidential Information to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into between or among one (1) or more members of the applicable Party’s Group and such third Persons; provided, that each Party has been provided with a copy of such confidentiality or non-disclosure agreement and informed by the other Party of the confidential and proprietary nature of the information.

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.01.                                    Recipient Intellectual Property. Except as otherwise agreed by the Parties, all data, software, or other property or assets owned or created by Recipient, including, without limitation, derivative works thereof, and new data or software created by Recipient at Recipient’s expense, in connection with its receipt of Services and all intellectual property rights therein (the “Recipient Property”), shall remain the sole and exclusive property and responsibility of Recipient. Provider shall not acquire any rights in any Recipient Property pursuant to this Agreement.

Section 5.02.                                    Provider Intellectual Property. Except as otherwise agreed by the Parties, all data, software or other property or assets owned or created by Provider, including, without limitation, derivative works thereof, and new data or software created by Provider at Provider’s expense, in connection with the provision of Services and all intellectual property rights therein (the “Provider Property”), shall be the sole and exclusive property and responsibility of Provider. Recipient shall not acquire any rights in any Provider Property pursuant to this Agreement.

ARTICLE VI
REMEDIES AND LIMITATION OF LIABILITY

Section 6.01.                                    Remedies. In the event that any Service performed by Provider hereunder is not performed in accordance with the provisions of Article I, then, except in the event of (A) the gross negligence or willful misconduct of Provider or (B) any infringement by Recipient of third-Person intellectual property in connection with the receipt of any Service from Provider, the sole remedy of the Recipient shall be (i) to require Provider to re-perform such Service in accordance with Article I without obligation on the part of Recipient to make additional payments for such performance, (ii) to obtain from Provider a credit in an equivalent amount towards the future purchase of any Services that are contemplated by and under the terms of this Agreement, or (iii) to replace such Service with service provided by a Third-Party Service Provider. In the event that Recipient elects to replace any Services with a Third-Party

Service Provider, Provider shall be forever released from any liability arising on account of such Service and shall not be entitled to any Service Fees in respect of services provided by such Third-Party Service Provider to Recipient.

Section 6.02.                                    Limitation of Liability.

(a)                                 No member of the Provider Group or their respective controlling persons, trustees, directors, officers, employees, agents and permitted assigns (each, a “Provider Party”) shall be liable to any member of the Recipient Group or their respective controlling persons, directors, officers, employees, agents and permitted assigns (each, a “Recipient Party”) for any liabilities, claims, demands, damages, judgments, losses, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and/or amounts paid in settlement) of any kind or nature, whether direct or indirect (collectively referred to as “Damages”), of any Recipient Party resulting from, relating to or arising in connection with, this Agreement or any of the Services provided hereunder, except for any liability of Provider to the extent that such Damages resulted from (i) any acts or omissions of any Provider Party, which acts or omissions are the result of gross negligence, willful misconduct or bad faith by such Provider Party, or (ii) Provider’s breach of its obligations under Article IV or Article VII of this Agreement; it being understood that nothing in this Section 6.02(a) shall impact the rights of the Parties under Section 13.13 of this Agreement.

(b)                                 No Recipient Party shall be liable to any Provider Party for any Damages to any Provider Party resulting from, relating to or arising in connection with this Agreement, or any of the Services provided hereunder, except for any liability of Recipient to the extent that such Damages resulted from (i) acts or omissions of any Recipient Party, which acts or omissions are the result of gross negligence, willful misconduct or bad faith by such Recipient Party, or (ii) Recipient’s breach of its obligations under Article IV or Article VII of this Agreement; it being understood that nothing in this Section 6.02(b) shall impact the rights of the Parties under Section 13.13 of this Agreement.

(c)                                  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR EQUITY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS APPROACHES) IN EXCESS OF COMPENSATORY DAMAGE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT.

(d)                                 Each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate, and to otherwise minimize its Damages, and those of all members of its Group and their respective controlling persons, directors, officers, employees, agents and permitted assigns, whether direct or indirect, resulting from, or arising in connection with, any failure by the other Party to comply fully with its obligations under this Agreement.

(e)                                  In no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability, or otherwise, shall the liability of any Party to the other Party for any loss or damage arising out of, or resulting from, this Agreement or the furnishing of Services hereunder exceed (i) if twelve months have elapsed since the Effective Date, the aggregate Service Fees actually paid pursuant to this Agreement during the twelve (12)-month period immediately preceding the applicable claim for losses or damages or (ii) if twelve months have not elapsed since the Effective Date, the aggregate Service Fees actually paid pursuant to this Agreement, annualized.

ARTICLE VII
INDEMNIFICATION

Section 7.01.                                    General.

(a)                                 Provider shall indemnify and hold harmless any Recipient Party against and from all Damages payable to third Persons arising out of or relating to (i) a breach of Article IV of this Agreement by Provider, (ii) the gross negligence or willful misconduct of Provider, and (iii) any infringement by Provider of third-Person intellectual property in the performance of any Service, in each case, except to the extent that such Damages are a result of the breach of this Agreement, gross negligence, or willful misconduct on the part of any Recipient Party.

(b)                                 Recipient shall indemnify and hold harmless any Provider Party against and from all Damages payable to third Persons arising out of or relating to (i) a breach of Article IV of this Agreement by Recipient, (ii) the gross negligence or willful misconduct of Recipient, and (iii) any infringement by Recipient of third-Person intellectual property in connection with the receipt of any Service, in each case except to the extent that such Damages are a result of the breach of this Agreement, gross negligence, or willful misconduct on the part of any Provider Party.

Section 7.02.                                    Indemnification Procedures. The provisions of Article IV of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under this Article VII.

ARTICLE VIII
INDEPENDENT CONTRACTOR

In performing the Services hereunder, each Group shall operate as, and have the status of, an independent contractor. No Party’s employees shall be considered employees or agents of the other Party, nor shall the employees of either Party be eligible or entitled to any benefits, perquisites, or privileges given or extended to any of the other Party’s employees. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power or authority to bind or commit any other Party.

ARTICLE IX
COMPLIANCE WITH LAWS

In the performance of its duties and obligations under this Agreement, each Party shall comply with all applicable laws in all material respects. The Parties shall cooperate fully in obtaining and maintaining in effect all permits and licenses that may be required for the performance of the Services.

ARTICLE X
TERM AND TERMINATION

Section 10.01.                             Term. The term of this Agreement shall commence on the Effective Date and end on the expiration or termination of the final Service on Schedule A, unless terminated earlier as provided in Section 10.02. Except as may be otherwise set forth in Schedule A, and subject to the last proviso of Section 1.04, Recipient may terminate the Information Technology Services prior to the scheduled expiration date thereof set forth on Schedule A by giving Provider not less than sixty (60) days’ prior written notice, or such less time as may be agreed upon by the Parties. For the avoidance of doubt, none of the other Services listed on Schedule A may be terminated prior to the scheduled expiration date thereof set forth on Schedule A. To the extent there are any break-up costs (including commitments made to, or in respect of, personnel or third Persons due to the requirement to provide the Services, prepaid expenses related to the Services or costs related to terminating such commitments) reasonably incurred by Provider as a result of any early termination of a Service by Recipient, Provider shall use its reasonable best efforts to mitigate such costs, and Recipient shall bear such costs and reimburse Provider in full for the same.

Section 10.02.                             Termination of this Agreement. This Agreement may be terminated:

(a)                                 by the written agreement of the Parties;

(b)                                 by Provider in the event that it delivers a Suspension Notice to Recipient and suspends delivery of one or more Services in accordance with Section 2.05(a), and such Suspension Notice is not the subject of a good faith dispute and is not satisfied within thirty (30) days of the date of delivery of such Suspension Notice, provided, that Provider may only terminate the Service or Services covered by such Suspension Notice;

(c)                                  by either Party upon a material breach (other than non-payment of Service Fees or Expenses) by the other Party that is not cured within thirty (30) days after delivery of written notice of such breach from the non-breaching Party;

(d)                                 immediately by either Party, if the other Party: (i) commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief, or seeks the appointment of a trustee, receiver, liquidator or other similar official or the taking of possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due; or (ii) has an involuntary case or other proceeding commenced against it seeking bankruptcy protection, liquidation, reorganization, or other relief with respect to it or substantially all of its debts, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of such Party’s property, and such involuntary case or other proceeding remains undismissed for a period of sixty (60) days;

(e)                                  by either Party if all of the Services have been terminated early in accordance with Section 10.01; or

(f)                                   by either Party, upon a Change in Control (as defined below) of the other Party; it being agreed that notice of a Change of Control will be provided by the Party undergoing a Change in Control to the other Party not later than ten (10) days prior to signing a definitive agreement and, in any event, not later than sixty (60) days prior to consummation of such Change in Control.  For the purposes of this Agreement, “Change in Control” shall mean, with respect to a Party, the occurrence after the Effective Date of any of the following: (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party and its Group (taken as a whole) to a third Person that is not a member of such Party’s Group prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the then-current shareholders of the Party, as such, fail to own, in the aggregate, at least majority voting power of the surviving Party in such consolidation, merger or business combination, or of its ultimate publicly traded parent; (iii) a transaction or series of transactions in which any Person or “group” (as the term “group” is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder) acquires majority voting power of such Party (other than a reincorporation or similar corporate transaction in which each of such Party’s shareholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such shareholder owned in such Party immediately prior to such transaction); or (iv) a majority of the board of trustees of such Party ceases to consist of individuals who have become trustees as a result of being nominated or elected by a majority of such Party’s trustees.

Section 10.03.                             Effect. In the event of termination of this Agreement in its entirety pursuant to this Article X, or upon the expiration of the term of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(a)                                 termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration;

(b)                                 as promptly as practicable, following termination of this Agreement in its entirety or with respect to any Service to the extent applicable, and the payment by Recipient of all amounts owing hereunder, Provider shall return all reasonably available material, inventory and other property of Recipient held by Provider, and shall deliver copies of all of Recipient’s records maintained by Provider with regard to the Services in Provider’s standard format and media. Provider shall deliver such property and records to such location or locations, as reasonably requested by Recipient. Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by Provider shall be borne by Recipient; and

(c)                                  Section 1.08, Articles IV, V, VI, VII, IX, XI, XII and XIII, and this Section 10.03, shall survive any termination or expiration of this Agreement and remain in full force and effect.

ARTICLE XI
NOTICES

All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally; (ii) when transmitted if transmitted by e-mail of a pdf attachment and the hard copy is sent by the next business day by reliable overnight delivery service (with proof of service) or hand delivery); and (iii) the business day after it is sent, if sent for next day delivery by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Article XI).

If to Provider, to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Corporation Counsel

Email: arice@vno.com

If to Recipient, to:

JBG SMITH Properties
4445 Willard Avenue Suite 400
Chevy Chase, Maryland 20815

Attention: Chief Legal Officer

Email: smuseles@jbg.com

ARTICLE XII
DISPUTE RESOLUTION

Section 12.01.                             Dispute Resolution. The provisions of Article VII of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XIII
MISCELLANEOUS

Section 13.01.                             Amendment. No provision of this Agreement, including Schedule A, may be amended, supplemented or modified except by a written instrument signed by both of the Parties and making specific reference to this Agreement or to Schedule A, as applicable.

Section 13.02.                             Waiver.

(a)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party.

(b)                                 Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

Section 13.03.                             Governing Law; Jurisdiction. This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction. In addition, each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction and venue of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (the “Applicable Courts”) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement (other than arbitrable Disputes (as defined in the Separation Agreement) governed by Article XII), (b) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (c) agrees that it will not, and it will cause its subsidiaries not to, bring or support any such suit in any court other than the Applicable Courts, (d) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) will be heard and determined exclusively in the Applicable Courts, and (e) agrees to service of process in any such action in any manner prescribed by the laws of the State of New York.

Section 13.04.                             Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Parties, and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or transfer (by operation of law or otherwise) its respective rights, or delegate its respective obligations, under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to (i) any member of such Party’s Group; provided, however, that each Party shall at all times remain liable for the performance of its obligations under this Agreement by any such Group member, or (ii) any successor by merger, consolidation, reorganization, recapitalization, acquisition or person acquiring all or substantially all of the assets of such Party, subject to Section 10.02(f). Any attempted assignment or delegation in violation of this Section 13.04 shall be null and void.

Section 13.05.                             Subcontracting. To the extent expressly permitted under Section 1.05, Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, that (i) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider, (ii) the use of such subcontractor will not increase the Service Fees or Expenses payable by Recipient or result in a decrease in the level of service for Recipient in connection with such Services, and (iii) Provider shall, in all cases, remain responsible for ensuring that obligations with respect to the standards of services set forth under this Service Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

Section 13.06.                             No Third-Person Beneficiaries. Except for the indemnification provisions in Article VII, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 13.07.                             Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is determined by a court of competent jurisdiction to be invalid, null and void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, null and void or unenforceable, shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 13.08.                             Intentionally Left Blank.

Section 13.09.                             Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

Section 13.10.                             Disclaimer of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT OR IN ANY OF THE “TRANSACTION DOCUMENTS” (AS DEFINED IN

THE MASTER TRANSACTION AGREEMENT, DATED AS OF OCTOBER 31, 2016, BY AND AMONG VORNADO REALTY TRUST, VORNADO REALTY L.P., JBG PROPERTIES INC., JBG/OPERATING PARTNERS, L.P., THE JBG PARTIES SET FORTH ON SCHEDULE A THEREOF, JBG SMITH PROPERTIES AND JBG SMITH PROPERTIES LP), NEITHER PARTY HAS MADE, NOR DOES EITHER PARTY HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EACH PARTY.

Section 13.11.                             Remedies. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.12.                             Force Majeure.

(a)                                 Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure (as defined in the Separation Agreement); provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations, and (ii) the nature, quality and standard of care that Provider shall provide in delivering a Service after a Force Majeure shall again comply with Section 1.03. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b)                                 During the period of a Force Majeure, Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) (and shall be relieved of the obligation to pay Service Fees for such Service(s) throughout the duration of such Force Majeure) and shall be entitled to permanently terminate such Service(s) if a Force Majeure shall continue to exist for more than thirty (30) consecutive days, it being understood that Recipient shall provide advance notice of such termination to Provider.

Section 13.13.                             Specific Performance. Subject to the provisions of Article XII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief (on an interim or permanent basis), in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 13.14.                             Construction. Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting by either Party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context requires or a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument, as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof, subject to compliance with the requirements set forth herein;

(e)                                  reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that provision of such applicable law, from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                   “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;

(g)                                  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(i)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 13.15.                             Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.15.

Section 13.16.                             Entire Agreement. This Agreement and Schedule A hereto, as well as any other agreements and documents referred to herein (including the Separation Agreement, to the extent applicable), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

VORNADO REALTY TRUST

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

[Signature Page to Transition Services Agreement]

JBG SMITH PROPERTIES

By:	/s/ Stephen W. Theriot
Name: Stephen W. Theriot
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]